Exhibit 16.1

November 12, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Lottery.com, Inc. (formerly known as Trident Acquisitions Corp.) under Item 4.01 of its Form 8-K dated November 10, 2021. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Lottery.com, Inc. (formerly known as Trident Acquisitions Corp.) contained therein.

Very truly yours,

Marcum LLP

Marcum LLP ■ 1601 Market Street ■ 4th Floor ■ Philadelphia, Pennsylvania 19103 ■ Phone 215.297.2100 ■ Fax 215.297.2101 ■ www.marcumllp.com